As filed with the Securities and Exchange Commission on July 27, 2007

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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Interstate Hotels & Resorts, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-2101815 (IRS Employer Identification No.)

____________________

4501 North Fairfax Drive, Suite 500

Arlington, Virginia 22203

(Address, including zip code, of Registrant’s principal executive offices)

____________________

Interstate Hotel & Resorts, Inc. 2007 Equity Award Plan

(Full title of the plan)

____________________

Christopher L. Bennett, Esq.

Executive Vice President and General Counsel

Interstate Hotels & Resorts, Inc.

4501 North Fairfax Drive, Suite 500

Arlington, Virginia 22203

(703) 387-3100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

COPIES TO:

Lawrence G. Wee, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019–6064

(212) 373-3000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share(3)	2,979,800 shares(4)	$4.42	$13,170,716	$404.34
Common stock, par value $0.01 per share(3)	20,200 shares(5)	$4.42	$89,284	$2.74
Total	3,000,000 shares	$4.42	$13,260,000	$407.08
(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)

Pursuant to Rule 457(c) and (h) under the Securities Act, the proposed maximum offering price per share was determined based on the average of the high and low prices of Interstate Hotels & Resorts, Inc.’s common stock reported by the New York Stock Exchange on July 26, 2007.

(3)

This registration statement also relates to associated rights to purchase our Series A junior participating preferred stock, par value $0.01 per share. Until the occurrence of certain prescribed events, none of which have occurred, the rights are not exercisable, are evidenced by certificates representing the common stock and will be transferred only along with the common stock. The value, if any, of the rights is reflected in the value of the common stock, and no additional consideration will be payable in respect of the rights.

(4)

Consists of shares of common stock reserved for issuance pursuant to the Interstate Hotel & Resorts, Inc. 2007 Equity Award Plan (the “2007 Plan”), whose resale by the recipients thereof is also being registered under this registration statement.

(5)	Consists of shares of restricted stock granted previously under the 2007 Plan whose resale is being registered under this registration statement.

EXPLANATORY NOTE

Interstate Hotels & Resorts, Inc. has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register the issuance and sale of 2,979,800 shares of our common stock, par value $0.01 per share, which we refer to as the common stock, that are reserved for issuance in respect of grants made or upon exercise of options granted, or in respect of awards to be granted, under the Interstate Hotels & Resorts, Inc. 2007 Equity Award Plan (the “2007 Plan”).

This Registration Statement also includes a prospectus (the “Reoffer Prospectus”) prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. The Reoffer Prospectus may be used for reofferings and resales on a continuous or delayed basis in the future by our stockholders of an aggregate of 3,000,000 shares of common stock issued in respect of grants made or upon exercise of options granted, or in respect of awards to be granted under the 2007 Plan, including 20,200 shares of common stock in respect of grants of restricted stock previously made under the 2007 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2007 Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.	COMPANY INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

We will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Interstate Hotels & Resorts, Inc., 4501 North Fairfax Drive, Suite 500, Arlington, Virginia 22203, Attention: General Counsel; Telephone number (703) 387-3100.

NOTE: The Reoffer Prospectus referred to in the Explanatory Note follows this page.

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REOFFER PROSPECTUS

3,000,000 SHARES OF COMMON STOCK

OF INTERSTATE HOTELS & RESORTS, INC.

This prospectus is being used for the offering and sale from time to time by the selling stockholders identified in this prospectus and other selling stockholders to be identified of up to an aggregate of 3,000,000 shares of common stock, par value $0.01 per share, of Interstate Hotels & Resorts, Inc. The shares of common stock offered by this prospectus include 2,979,800 shares of common stock that are reserved for issuance in respect of awards to be granted under the Interstate Hotels & Resorts, Inc. 2007 Equity Award Plan and 20,200 shares of common stock in respect of grants of restricted stock made under the 2007 Plan to the selling stockholders identified in this prospectus. In a prospectus supplement or current report on Form 8-K relating to sales of the shares of common stock that are reserved for issuance under the 2007 Plan, we will identify each selling stockholder and the number of shares of our common stock that each selling stockholder will be selling.

The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest, may offer the common stock through public or private transactions, at prevailing market prices or at privately negotiated prices, including in satisfaction of certain existing contractual obligations. The selling stockholders will receive all of the net proceeds from the sale of the shares. We will bear the costs, expenses and fees in connection with the registration of the shares offered hereby. We will not receive any proceeds from the sale of the shares. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders.

The common stock is traded on the New York Stock Exchange under the symbol “IHR.” On July 26, 2007, the last reported sale price of the common stock, as reported on the New York Stock Exchange, was $4.45 per share.

_________________________

Investing in the common stock involves significant risks. For more information, please see “Risk Factors” beginning on page 7.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 27, 2007

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AVAILABLE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the SEC, 100 F Street, NE, Washington, D.C. 20549. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The address of this website is www.sec.gov. In addition, you may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

A copy of any document incorporated by reference in the registration statement of which this prospectus forms a part but which is not delivered with this prospectus will be provided by us without charge to any person to whom this prospectus has been delivered upon the oral or written request of that person. Requests should be directed to the attention of the General Counsel, Interstate Hotels & Resorts, Inc., 4501 North Fairfax Drive, Suite 500, Arlington, Virginia 22203. Our telephone number at that location is (703) 387-3100.

You should rely on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

INCORPORATED DOCUMENTS

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus.

The following documents filed with the SEC are incorporated by reference in this prospectus:

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1.

The descriptions of our common stock and the rights to purchase our Series A Junior Participating Preferred Stock contained in our Registration Statement on Form 8-A filed under Section 12 of the Exchange Act on July 22, 1998 (which incorporates by reference the descriptions of our common stock and the rights set forth under the caption, “Description of Capital Stock” in our Registration Statement on Form S-1 (File No. 333-49881)), as amended by a prospectus filed on August 13, 1998 under Rule 424(b)(4) of the Securities Act of 1933, and as further amended on each of December 12, 2000, May 3, 2002 and August 2, 2002, and any amendment or report filed in the future for the purpose of updating any such descriptions;

2.	Our Annual Report on Form 10-K filed on March 16, 2007;
3.	Our Proxy Statement on Schedule 14A filed on April 27, 2007;
4.	Our Quarterly Report on Form 10-Q filed on May 10, 2007; and
5.

Our Current Reports on Form 8-K filed on January 10, 2007, January 18, 2007, January 29, 2007, March 13, 2007, March 30, 2007, April 16, 2007, April 24, 2007, May 8, 2007, May 9, 2007, May 22, 2007, May 30, 2007 and June 6, 2007.

In addition, all documents subsequently filed by us under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and be a part of this prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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THE COMPANY

Except as the context otherwise requires, references in this prospectus to “we,” “our,” “us,” “Interstate” and the “Company” are to Interstate Hotels & Resorts, Inc. and its consolidated subsidiaries.

Our Business

We are one of the largest independent U.S. hotel management companies not affiliated with a hotel brand, measured by number of rooms under management. We have two reportable operating segments: hotel management and hotel ownership (through whole-ownership and joint ventures). Each segment is managed separately because of its distinct products and services.

In our hotel management segment, we generate revenues from fees we receive for managing a portfolio of upscale, full-service and premium, select-service hospitality properties. We also generate revenues by providing ancillary services in the hotel, resort, conference center and golf markets. The ancillary services we provide include insurance and risk management services, purchasing and project management services, information technology and telecommunications services, and centralized accounting services. Our hotel ownership segment includes our whole ownership hotel properties as well as our minority interest joint venture investments in hotel properties, which allow us to participate in the appreciation of the hotels we manage.

Our portfolio of managed properties is diversified by brand, franchise and ownership group. We manage hotels represented by more than 30 franchise and brand affiliations in addition to managing 15 independent hotels. Our managed hotels are owned by more than 50 different ownership groups, including individual investors, institutional investors, investment funds, such as Cornerstone Real Estate, private equity firms, such as The Blackstone Group, and public real estate investment trusts, or “REITs,” such as Equity Inns, Inc. and Sunstone Hotel Investors, Inc.

As of May 31, 2007, we managed 196 hotel properties and four ancillary service centers (which consist of a conference center, spa facility and two laundry centers), with 45,004 rooms in 36 states, the District of Columbia, Belgium, Canada, Ireland and Russia. We owned six hotel properties and held non-controlling equity interests in 11 joint ventures, which own or hold ownership interests in 17 of our managed properties.

Our principal executive office is located at 4501 North Fairfax Drive, Suite 500, Arlington, Virginia 22203. Our telephone number at that address is (703) 387-3100. Our website address is www.ihrco.com. The information on our website is not part of this prospectus.

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RISK FACTORS

Investing in our common stock involves substantial risks. In addition to the other information in this prospectus, you should carefully consider the following factors before investing in our common stock. Any of the risk factors we describe below could materially and adversely affect our business, results of operations or financial condition. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, results of operations or financial condition. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events, causing you to lose all or part of the money you paid to buy our shares. Certain statements in “Risk Factors” are forward-looking statements. See “Forward-Looking Statements.”

Risks Relating to Our Business

We encounter industry risks related to operating, managing and owning hotels that could cause our results of operations to suffer.

Various factors could adversely affect our ability to generate hotel revenues for our owned properties and management fees for our managed properties, which are based on hotel revenues. Our business is subject to all of the operating risks inherent in the lodging industry. These risks include, but are not limited to, the following:

•	changes in national, regional and local economic conditions;
•	cyclical overbuilding in the lodging industry;
•	varying levels of demand for rooms and related services;
•	competition from other hotels, resorts and recreational properties, some of which may have greater marketing and financial resources than we or the owners of the properties we manage have;
•	the creditworthiness of the owners of the hotels that we manage and the risk of bankruptcy by hotel owners;
•	uninsured property, casualty and other losses;
•	disruptions due to weather conditions and other calamities, such as hurricanes;
•	labor disturbances or shortages of labor;
•	the ability of any joint ventures in which we invest to service any debt they incur and the risk of foreclosure associated with that debt;
•	our ability to service debt;

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•	present or future environmental laws and regulations;
•	dependence on business and commercial travelers and tourism, which may fluctuate and be seasonal;
•	decreases in air travel;
•	fluctuations in operating costs;
•	the effects of owners not funding recurring costs of operations, necessary renovations, refurbishment and improvements of hotel properties;
•	changes in technology which may lead to changes in business, commercial and leisure travel frequency and/or patterns;
•	fluctuations in demand resulting from threatened or actual acts of terrorism or hostilities;
•	changes in governmental regulations that influence or determine wages, prices and construction and maintenance costs;
•	changes in interest rates and the availability of credit to us and owners of the hotels we manage; and
•	demographic, geographic or other changes in one or more markets could impact the convenience or desirability of the sites of some hotels, which would, in turn, affect the operations of those hotels.

We encounter industry-related risks related to our investments in and ownership of hotels and other real estate that could adversely impact its value to us.

In addition to the operating risks described above, with respect to hotels and real estate where we hold an ownership interest, we have the following additional risks:

•	changes in local real estate market conditions;
•	changes in the markets for particular types of assets;
•	present or future environmental legislation;
•	the recurring costs of necessary renovations, refurbishment and improvements of hotel properties;
•	adverse changes in zoning and other laws;
•	adverse changes in real estate tax assessments;
•	construction or renovation delays and cost overruns; and

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•	limitations on our ability to quickly dispose of investments and respond to changes in the economic or competitive environment due to the relative illiquidity of real estate assets.

Most of these factors will be beyond our control. As we expand through acquisition or development of real estate, the magnitude of these risks may increase. Any of these factors could have a material and adverse impact on the value of our assets or on the revenues that can be generated from those assets. In addition, due to the level of fixed costs required to operate upscale and select-service hotels, significant expenditures necessary for the operation of these properties generally cannot be reduced when circumstances cause a reduction in revenue.

The economy could adversely affect the performance of hotels and the retention of our existing hotel management agreements.

As the economy has continued to grow since 2004, increased hotel values have resulted in an increased rate of disposition by the owners of hotels we manage, which has led to the loss of management contracts. The loss of associated management contracts could have an adverse effect on our revenues to the extent we do not replace lost management contracts with new ones. If the economy again deteriorates, the economic slowdown may lead to an increased risk of bankruptcy by owners of hotels and/or foreclosures on the hotel properties, which may inhibit our ability to collect fees under our management agreements or may lead to their termination.

A large percentage of our managed properties are owned by a small group of owners, which could result in the loss of multiple management agreements in a short period.

A significant portion of our managed properties and management fees are derived from five owners. This group of owners represented 61.9% of our managed properties as of December 31, 2006 and 62.5% of our base and incentive management fees (including $3.2 million of business interruption proceeds) for the year ended December 31, 2006. Our portfolio of managed properties could be adversely impacted if any of these owners were acquired by another entity, sold their portfolio or entered into a property disposition plan. Due to the significant number of hotel purchase and sale transactions in the current market, the likelihood of one of these events occurring is more likely than in prior years. As of May 31, 2007, Blackstone owned 25 hotels that we manage, and it has stated that it intends to dispose of most of these properties within the next five years, which could result in the termination of those management agreements. In addition to lost revenues, the termination of management agreements could result in the impairment of intangible assets and goodwill. In June 2007, Equity Inns announced that it had entered into a definitive agreement to be acquired. As of May 31, 2007, we managed 39 hotels for Equity Inns, with a total of 4,917 rooms. We do not know at this time what intentions the new owners of Equity Inns have with respect to these hotels. In 2006, we received $3.5 million in management fees from Equity Inns. See “— Our management agreements may be terminated or not renewed under various circumstances, including if the properties to which they relate are sold or otherwise disposed of by their owners, potentially impacting our results of operations materially.”

If our revenues are negatively affected by one or more particular risks, our owned hotels operating margins could suffer.

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We report operating revenues and expenses from our owned hotels; therefore, we are susceptible to changes in operating revenues and are subject to the risk of fluctuating hotel operating margins at those hotels. Hotel operating expenses include, but are not limited to, wage and benefit costs, energy costs, supplies, repair and maintenance expenses, utilities, insurance and other operating expenses. These operating expenses can be difficult to predict, resulting in unpredictability in our operating margins. Also, due to the level of fixed costs required to operate full-service hotels, we generally cannot reduce significant expenditures necessary for the operation of hotels when circumstances cause a reduction in revenue.

Our management agreements may be terminated or not renewed under various circumstances, including if the properties to which they relate are sold or otherwise disposed of by their owners, potentially impacting our results of operations materially.

If the owner of a property we manage disposes of the property or under certain management agreements, if specified performance standards at the hotel are not met, our management agreement may be terminated. Similarly, if an owner of properties we manage is acquired, the subsequent owner may terminate our management agreements. Although the management agreements with two of our most significant owners (Blackstone and Sunstone REIT) contain termination fee provisions, our management agreements with other owners generally have limited or no termination fees payable to us if a hotel is sold and the agreement is terminated. The termination of management contracts as a result of hotel dispositions or otherwise could therefore have an adverse effect on our revenues. As of March 31, 2007, approximately 82 of our management agreements had current terms scheduled to expire within two years. In addition, for certain of our owners, including Blackstone, we do not have the right to assign a management contract to an unrelated third party without prior written consent of the relevant hotel owner. A change in control of our company would require the consent of these owners.

We are currently in discussions with Blackstone as to its plans for its 25 remaining hotels as of May 31, 2007. Although the termination of the relevant management agreements by Blackstone or by the new owners of those hotels would likely result in the payment of termination fees, it is expected that Blackstone will dispose of most of those hotels within the next five years. The termination of these management contracts would most likely result in the write-off of management contract intangible assets of approximately $13.5 million (assuming they were all terminated on January 1, 2007) and require an evaluation for potential impairment of our goodwill. These 25 hotels account for approximately 8,337 rooms and $9.0 million of management fees in 2006, or 16.6% of total rooms under management and 11.9% of total management fees in 2006. Therefore, the termination of the management agreements with respect to those hotels could have a material adverse effect on our hotel management revenues and our profitability.

A high percentage of the hotels we manage are upscale hotels so we may be particularly susceptible to an economic downturn, which could have a material adverse effect on our results of operation and financial condition.

As of March 31, 2007, approximately 77.1% of the rooms our hotel management division managed were in hotels that are classified as upscale or upper-upscale hotels. These hotels

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generally command higher room rates. However, in an economic downturn, these hotels may be more susceptible to a decrease in revenues, as compared to hotels in other categories that have lower room rates. This characteristic results from hotels in this segment generally targeting business and high-end leisure travelers. In periods of economic difficulties, business and leisure travelers may seek to reduce travel costs by limiting trips or seeking to reduce costs on their trips. Adverse changes in economic conditions could have a material adverse effect on our results of operations and financial condition.

Acts of terrorism, the threat of terrorism, the ongoing war against terrorism and other factors have impacted and will continue to impact the hotel industry and all hotel companies’ results of operations.

The threat of terrorism could have a negative impact on hotel operations, causing lower than expected performance, particularly in weak economic cycles. The threat of terrorism could cause a significant decrease in hotel occupancy and average daily rates and result in disruptions in business and leisure travel patterns due to concerns about travel safety. Future outbreaks of hostilities could have a material negative effect on air travel and on our business. In addition, increased security measures at airports or in major metropolitan areas may also cause disruptions to our operations.

During the past three years, we have experienced significant improvements in operating levels compared to periods more proximate to the September 11, 2001 terrorist attacks. However, the uncertainty associated with subsequent incidents and threats and the possibility of future attacks may continue to hamper business and leisure travel patterns. In addition, potential future outbreaks of Severe Acute Respiratory Syndrome, Avian Influenza or other contagious diseases and similar disruptive events could have a material adverse effect on our revenues and results of operations due to decreased travel and occupancy, especially in areas affected by the events.

We are dependent on the owners of the hotel properties we manage to fund operational expenditures related to those properties, and if such funds are untimely or not paid, we are required to bear the cost.

We incur significant expenditures related to the management of hotel properties, including salary and other benefit related costs and business and employee related insurance costs for which we are reimbursed by the hotel owners. In the normal course of business, we make every effort to pay these costs only after receiving payment from an owner for such costs. However, to the extent an owner would not be able to reimburse these costs, due to a sudden and unexpected insolvency situation or otherwise, we would be required to pay these costs directly until such time as we could make other arrangements. Although we would make every effort to eliminate these costs prior to the point at which an owner could not reimburse us and we would continue to pursue payment through all available legal means, our results of operations could be adversely affected if we were forced to bear those costs.

If we are unable to identify additional appropriate real estate acquisition or development opportunities and to arrange the financing necessary to complete these acquisitions or developments, our continued growth could be impaired.

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We continually evaluate potential real estate development and acquisition opportunities. Any future acquisitions or developments will be financed through a combination of internally generated funds, additional bank borrowings from existing or new credit facilities or mortgages, public offerings or private placements of equity or debt securities. The nature of any future financing will depend on factors such as the size of the particular acquisition or development and our capital structure at the time of a project. We may not be able to identify appropriate new acquisition or development opportunities and necessary financing may not be available on suitable terms, if at all.

An important part of our growth strategy will be the investment in, and acquisition of, hotels. Continued industry consolidation and competition for acquisitions could adversely affect our growth prospects going forward. We will compete for hotel and other investment opportunities with other companies, some of which may have greater financial or other resources than we have. Competitors may have a lower cost of capital and may be able to pay higher prices or assume greater risks than would be prudent for us to pay or assume. If we are unable to make real estate investments and acquisitions, our continued growth could be impaired.

A significant factor in our strategic plan is the creation of joint ventures to acquire hospitality properties. The creation of joint ventures is a complicated process and the identification of suitable partners requires considerable effort. Should we be unsuccessful in creating joint ventures, our continued growth could be impaired.

We face significant competition in the lodging industry and in the acquisition of real estate properties.

There is no single competitor or small number of competitors that are dominant either in the hotel management or lodging business. We operate in areas that attract numerous competitors, some of which may have substantially greater resources than we or the owners of the properties that we manage have, including Marriott International, Inc., Starwood Hotel & Resorts Worldwide, Inc. and Hilton Hotels Corporation, among others. Competition in the lodging industry is based generally on location, availability, room rates, range and quality of services and guest amenities offered. New or existing competitors could lower rates; offer greater conveniences, services or amenities; or significantly expand, improve or introduce new facilities in markets in which we compete. Any of these factors could adversely affect operations and the number of suitable business opportunities. In addition, we compete for hotel management contracts against numerous other companies, many of which may have greater financial resources than we have. These competitors include the management divisions of the major hotel brands as well as independent, non-brand affiliated hotel managers.

We expect to acquire additional hotel properties from time to time. The acquisition of properties involves risks, including the risk that the acquired property will not perform as anticipated and the risk that any actual costs for rehabilitating, repositioning, renovating and improving identified in the pre-acquisition process will exceed estimates. There is, and it is expected that there will continue to be, significant competition for acquisitions that meet our investment criteria as well as risks associated with obtaining financing for acquisition activities. The continuing consolidation in the hotel industry may also reduce the availability of

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opportunities for us to acquire hotels. Our failure to make such acquisitions could have a material adverse effect on our ability to carry out our growth strategy.

Investing through partnerships or joint ventures decreases our ability to manage risk.

In addition to acquiring hotels and resorts directly, we have invested and expect to continue to invest in joint ventures. Joint ventures often have shared control over the operation of the joint venture assets. Therefore, joint venture investments may involve risks such as the possibility that the co-venturer in an investment might become bankrupt or not have the financial resources to meet its obligations, or have economic or business interests or goals that are inconsistent with our business interests or goals, or be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives. Consequently, actions by a co-venturer might subject hotels and resorts owned by the joint venture to additional risk. As we generally maintain a minority ownership interest in our joint ventures, we are usually unable to take action without the approval of our joint venture partners. Alternatively, our joint venture partners could take actions binding on the joint venture without our consent.

The illiquidity of real estate investments and the lack of alternative uses of hotel properties could significantly limit our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

Because real estate investments are relatively illiquid, the ability to promptly sell one or more properties in response to changing economic, financial and investment conditions is limited. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. In addition, hotel properties may not readily be converted to alternative uses if they were to become unprofitable due to competition, age of improvements, decreased demand or other factors. The conversion of a hotel to alternative uses would also generally require substantial capital expenditures. We may be required to expend funds to correct defects or to make improvements before a property can be sold. We may not have funds available to correct those defects or to make those improvements and as a result our ability to sell the property would be limited. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could significantly harm our financial condition and results of operations.

Uninsured and underinsured losses could adversely affect our financial condition, results of operations and our ability to make distributions to our stockholders.

Various types of catastrophic losses, such as losses due to wars, terrorist acts, earthquakes, floods, hurricanes, pollution, contagious diseases, such as the avian flu and Severe Acute Respiratory Syndrome (SARS), or environmental matters, generally are either uninsurable or not economically insurable, or may be subject to insurance coverage limitations, such as large deductibles or co-payments. In the event of a catastrophic loss, our insurance coverage may not be sufficient to cover the full current market value or replacement cost of our lost investment. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the

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property. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. In the event of a significant loss that is covered by insurance, our deductible may be high and, as a consequence, it could materially adversely affect our financial condition. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a hotel after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position in the damaged or destroyed property.

The insurance market has been adversely affected.

Large scale terrorist attacks and recent hurricanes have resulted in an increase in premiums and reductions in insurance coverage, especially for terrorism and catastrophic risks such as wind, flood and earthquakes. If we are unable to maintain insurance that meets the requirements of our lenders and franchisors, or if we are unable to amend or obtain waivers of those requirements, it could have a material adverse effect on our business.

We invest in a single industry and are therefore very susceptible to economic fluctuations in that industry.

Our current strategy is to acquire interests only in hospitality and lodging. As a result, we are subject to the risks inherent in investing in a single industry. The effects on cash available for distribution resulting from a downturn in the hotel industry may be more pronounced than if we had diversified our investments.

Our international operations expose us to additional risks, which, if we fail to manage them adequately, may adversely impact our results of operations.

Our management fees earned from hotels located outside of the United States were 13.4%, 11.5% and 12.0% of total management fees for 2006, 2005 and 2004, respectively. All of these management fees were paid in U.S. dollars. Our international presence has grown in 2007 as we have started management of our fourth and fifth hotels in Moscow, as well as hotels in Belgium and Ireland.

As we continue to grow our international presence, we are subject to various risks which include exposure to currency fluctuations, managing potential difficulties in enforcing contractual obligations and intellectual property rights, the burden of complying with a wide variety of laws and regulations, maintaining key personnel and the effects of potential and actual international terrorism and hostilities. We are particularly sensitive to any factors that may influence international travel. In addition, we cannot be certain of the effect that changing political and economic conditions could have on our international hotel operations and on our ability to collect on loans to third-party owners overseas. Furthermore, the success of our international operations depends on our ability to attract and retain qualified management personnel who are familiar not only with our business and industry but also with the local commercial practices and economic environment.

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Third-party hotel owners are not required to use the ancillary services we provide, which reduces the revenue we would otherwise receive from them.

In addition to traditional hotel management services, we offer to third-party hotel owners several ancillary services such as purchasing, project management, insurance and risk management, information technology and telecommunication services, and centralized accounting services. We expect to derive a portion of our revenues from these services. Our management contracts do not obligate third-party hotel owners to utilize these services, and the failure of hotel owners to utilize these services could adversely affect our overall revenues.

We may be adversely affected by the limitations in our franchising and licensing agreements.

We are the brand franchisee of record for the hotels we own and for some of the hotels we have interests in or manage. In addition, with respect to hotels for which we are not the franchisee, we may sign a manager acknowledgment agreement with the franchisor that details some of our rights and obligations with respect to the hotel and references the hotel’s franchise agreement. The franchise agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of a hotel in order to maintain uniformity within the franchisor’s system. Those limitations may conflict with our philosophy of creating specific business plans tailored to each hotel and to each market. Standards are often subject to change over time, at the discretion of the franchisor, and may restrict a franchisee’s ability to make improvements or modifications to a hotel without the consent of the franchisor. In addition, compliance with standards could require a hotel owner to incur significant expenses or capital expenditures. Action or inaction by us or by the owner of a hotel we manage could result in a breach of standards or other terms and conditions of the franchise agreements and could result in the loss or cancellation of a franchise license.

Loss of franchise licenses without replacement would likely have an adverse effect on hotel revenues which could result in adverse affects to our overall revenues. In connection with terminating or changing the franchise affiliation of a hotel, the owner of the hotel may be required to incur significant expenses or capital expenditures. Moreover, the loss of a franchise license could have a material adverse effect upon the operation or the underlying value of the hotel covered by the franchise due to the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. Franchise agreements covering the hotels we manage expire or terminate, without specified renewal rights, at various times and have differing remaining terms. As a condition to renewal, these franchise agreements frequently contemplate a renewal application process. This process may require an owner to make substantial capital improvements to a hotel. Although the management agreements generally require owners to make capital improvements to maintain the quality of a property, we are not able to directly control the timing or amount of those expenditures.

Some of the franchise agreements under which we operate and manage hotels restrict the franchisee’s ability to own or operate another hotel within a specified territory or with regard to specific hotels. These limitations, if found to apply to us, may limit our ability to acquire new management agreements and potentially impair our continued growth.

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Costs of compliance with employment laws and regulations could adversely affect operating results.

Union contracts for hotel employees in several major markets will be up for renewal in 2007. Although under the terms of the management contracts the employees at our managed hotels are paid by the hotel owners, they are our employees in most cases. In addition, we have a significant number of employees working at our owned hotels. The failure to timely renegotiate the contracts that are expiring could result in labor disruptions, which could adversely affect our revenues and profitability. Labor costs could also escalate beyond our expectations and could have a material adverse effect on our operating margins.

In addition, for those hotels which we manage which are not currently unionized, there are ongoing attempts to unionize these properties. To the extent any of our non-unionized properties become unionized, our labor costs would most likely increase and have an adverse effect on our operating margins at our owned hotels.

Costs of compliance with environmental laws could adversely affect operating results.

Under various federal, state, local and foreign environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for noncompliance with applicable environmental and health and safety requirements for the costs of investigation, monitoring, removal or remediation of hazardous or toxic substances. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. The presence of these hazardous or toxic substances on a property could also result in personal injury or property damage or similar claims by private parties. In addition, the presence of contamination or the failure to report, investigate or properly remediate contaminated property, may adversely affect the operation of the property or the owner’s ability to sell or rent the property or to borrow using the property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of those substances at the disposal or treatment facility, whether or not that facility is or ever was owned or operated by that person. The operation and removal of underground storage tanks are also regulated by federal and state laws. In connection with the ownership and operation of hotels, the operators, such as us or the owners of those properties could be held liable for the costs of remedial action for regulated substances and storage tanks and related claims.

All of the hotels that we own and the majority of the hotels we manage have undergone Phase I environmental site assessments, which generally provide a non-intrusive physical inspection and database search, but not soil or groundwater analyses, by a qualified independent environmental consultant. The purpose of a Phase I assessment is to identify potential sources of contamination for which the hotel owner may be responsible. The Phase I assessments have not revealed, nor are we aware of, any environmental liability or compliance concerns that we believe would have a material adverse effect on our results of operations or financial condition. Nevertheless, it is possible that these environmental site assessments did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which we are currently unaware.

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In addition, a significant number of the hotels we own or manage have been inspected to determine the presence of asbestos. Federal, state and local environmental laws, ordinances and regulations also require abatement or removal of asbestos-containing materials and govern emissions of and exposure to asbestos fibers in the air. Asbestos-containing materials are present in various building materials such as sprayed-on ceiling treatments, roofing materials or floor tiles at some of the hotels. Operations and maintenance programs for maintaining asbestos-containing materials have been or are in the process of being designed and implemented, or the asbestos-containing materials have been scheduled to be or have been abated, at those hotels at which we are aware that asbestos-containing materials are present. Any liability resulting from non-compliance or other claims relating to environmental matters could have a material adverse effect on our results of operations or financial condition.

We have also detected the presence of mold at one of our owned hotels and generally, we remediate the conditions as part of on-going routine maintenance. Many of the costs associated with remediation of mold may be excluded from coverage under our property and general liability policies, in which event we would be required to use our own funds to remediate. Further, in the event moisture infiltration and resulting mold is pervasive, we may not be able to rent rooms at that hotel, which could result in a loss of revenue. Liabilities resulting from moisture infiltration and the presence of or exposure to mold may have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to our stockholders.

Furthermore, various court decisions have established that third parties may recover damages for injury caused by property contamination or exposure to hazardous substances such as asbestos, lead paint or black mold. In recent years, concern about indoor exposure to mold has been increasing as such exposure has been alleged to have a variety of adverse effects on health. As a result, there has been an increasing number of lawsuits against owners and managers of real property relating to the presence of mold. Damages related to the presence of mold are generally excluded from our insurance coverage. Should an uninsured loss arise against us at one of our owned hotels, we would be required to use our own funds to resolve the issue, which could have an adverse impact on our results of operations or financial condition.

Aspects of hotel, resort, conference center, and restaurant operations are subject to governmental regulation, and changes in regulations may have significant adverse effects on our business.

A number of states regulate various aspects of hotels, resorts, conference centers and restaurants, including liquor licensing, by requiring registration, disclosure statements and compliance with specific standards of conduct. Managers of hotels are also subject to employment laws, including minimum wage requirements, overtime, working conditions and work permit requirements. Compliance with, or changes in, these laws could reduce the revenue and profitability of hotels and could otherwise adversely affect our results of operations or financial condition.

Under the Americans with Disabilities Act, all public accommodations in the U.S. are required to meet federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A determination that the hotels we own are not in

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compliance with the ADA could result in a judicial order requiring compliance, imposition of fines or an award of damages to private litigants.

The lodging business is seasonal.

Generally, hotel revenues are greater in the second and third calendar quarters than in the first and fourth calendar quarters. This may not be true, however, for hotels in major tourist destinations. Revenues for hotels in tourist areas generally are substantially greater during tourist season than other times of the year. Seasonal variations in revenue at the hotels we own or manage will cause quarterly fluctuations in revenues. Events beyond our control, such as extreme weather conditions, economic factors, geopolitical conflicts, actual or potential terrorist attacks, and other considerations affecting travel may also adversely affect our earnings.

If we fail to retain our executive officers and key personnel, our business could be harmed.

Our ability to maintain our competitive position will depend, to a significant extent, on the efforts and ability of our senior management. Our ability to attract and retain highly qualified personnel is critical to our operations. Competition for personnel is intense, and we may not be successful in attracting and retaining our personnel. Our inability to attract and retain highly qualified personnel may adversely affect our results of operations and financial condition.

Risks Relating to Our Capital Structure

Restrictions imposed by our debt agreements may limit our ability to execute our business strategy and increase the risk of default under our debt obligations.

Our Senior Secured Credit Facility, which we entered into in March 2007 and amended in May 2007 and our mortgages contain restrictive covenants. These restrictions include requirements to maintain financial ratios, which may significantly limit our ability to, among other things:

•	borrow additional money;
•	make capital expenditures and other investments;
•	pay dividends;
•	cyclical overbuilding in the lodging industry;
•	merge, consolidate or dispose of assets;
•	acquire assets; and
•	incur additional liens.

A significant decline in our operations could reduce our cash from operations and cause us to be in default under other covenants in our debt agreements. A default would leave us

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unable to access our Credit Facility, and we depend on our Credit Facility to supply the necessary liquidity to continue or to implement new operations and to make required payments under our debt agreements.

We will, in the future, be required to repay, refinance or negotiate an extension of the maturity of our debt agreements. Our ability to complete the necessary repayments, refinancings or extensions is subject to a number of conditions, many of which are beyond our control. For example, if there were a disruption in the lodging or financial markets as a result of the occurrence of one of the risks identified above under “Risks Relating to Our Business” or any other event, we might be unable to access the financial markets. Failure to complete the necessary repayments, refinancings or extensions of our agreements would have a material adverse effect on us.

Our leverage could have a material adverse effect on our ability to satisfy our obligations under our indebtedness and place other limitations on the conduct of our business.

As of March 31, 2007, we had total indebtedness of approximately $141.5 million. Our level of indebtedness has important consequences. It currently requires us to dedicate a portion of our cash flow from operations to payments of principal and interest on our indebtedness, which reduces the availability of our cash flow to fund working capital, capital expenditures and our business strategy. Additionally, it could:

•	increase our vulnerability to general adverse economic and industry conditions;
•	make it more difficult for us to satisfy our obligations with respect to our indebtedness;
•

limit our ability in the future to refinance of our debt or obtain financing for expenditures, acquisitions, development or other general business purposes on terms and conditions acceptable to us, if at all; or

•	place us at a competitive disadvantage compared to our competitors that have less debt.

In addition, despite our current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our leverage.

Declines in our corporate credit ratings could have an adverse effect on us.

Credit rating services assign a rating to us based on their perception of our ability to service debt. Our current ratings were B1 Stable and B Stable from Moody’s and S&P, respectively. Fluctuations in our operating performance or changes in the amount of our debt may result in a change to our rating. A negative change in our ratings could increase the cost of our future financing.

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Impairments of assets or goodwill may increase the risk of default under our debt obligations and have an adverse effect on our stock price.

We are required to evaluate our assets, including goodwill, annually or upon certain trigger events in order to ascertain that the historical carrying value is not less than the fair market value of the asset. Should we determine that an asset’s carrying value is less than its fair market value, the asset would be considered impaired, and we would record a write-down of the asset to its current fair value.

Our current debt covenants require us to maintain certain ratios, including a minimum net worth. To the extent a write down would reduce our asset base, we could fall below that net worth and fail that test. If we are unable to obtain a waiver or amendment to the covenant, the resulting default could adversely affect our liquidity.

In addition, because the write-down of long-lived assets or goodwill would be recorded as an operating expense, such a write-down would negatively affect our net income and earnings per share, which could have a negative impact on our stock price.

Risks Relating to Ownership of Our Common Stock

We may never pay dividends on our common stock, in which event purchasers’ only return on their investment, if any, will occur on the sale of our stock.

We have not yet paid any dividends on our common stock, and we do not intend to do so in the foreseeable future. Future earnings, if any, will be used to fund our operations and growth.

Our stockholder rights plan and the anti-takeover defense provisions of our charter documents may deter potential acquirers and depress our stock price.

Under our stockholder rights plan, holders of our common stock hold one preferred share purchase right for each outstanding share of common stock they hold, exercisable under defined circumstances involving a potential change of control. The preferred share purchase rights have the anti-takeover effect of causing substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors. Those provisions could have a material adverse effect on the premium that potential acquirers might be willing to pay in an acquisition or that investors might be willing to pay in the future for shares of our common stock.

Provisions of Delaware law and of our charter and bylaws may have the effect of discouraging a third party from making an acquisition proposal for us. These provisions could delay, defer or prevent a transaction or a change in control of us under circumstances that could otherwise give the holders of our common stock the opportunity to realize a premium over the then-prevailing market price of our common stock. These provisions include the following:

•	we are able to issue preferred shares with rights senior to our common stock;
•	our certificate of incorporation prohibits action by written consent of our stockholders, and our stockholders are not able to call special meetings;

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•	our certificate of incorporation and bylaws provide for a classified Board of Directors;
•	our directors are subject to removal only for cause and upon the vote of two-thirds of the outstanding shares of our common stock;
•	our bylaws require advance notice for the nomination of directors and for stockholder proposals;
•	we are subject to Section 203 of the Delaware General Corporation Law, which limits our ability to enter into business combination transactions with interested stockholders; and
•	specified provisions of our certificate of incorporation and bylaws may be amended only upon the affirmative vote of two-thirds of the outstanding shares.

The stock price may be volatile, and you may be unable to resell your shares at or above the offering price or at all.

The market price of our common stock could be subject to significant fluctuations in response to, among other factors, variations in our operating results and market conditions specific to the lodging industry. As a result, you may not be able to resell your shares at or above the offering price.

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FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. In this prospectus and the information incorporated by reference herein, we make some “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including information concerning our possible or assumed future results of operations, including descriptions of our business strategy. Any statements in this prospectus about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook” and other similar terms and phrases. Accordingly, these statements involve estimates, assumptions and uncertainties that are not yet determinable and could cause actual results to differ materially from those expressed in the statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus and the documents incorporated by reference herein. In addition to the risks related to our business, the factors that could cause actual results to differ materially from those described in the forward-looking statements include, among others, the following:

•	economic conditions generally and the real estate market specifically;
•	the impact of actual or threatened future terrorist incidents or hostilities;
•	the war in Iraq, continuing conflicts in that geographic region and related ongoing U.S. involvement;
•	international geo-political difficulties or health concerns;
•	uncertainties associated with obtaining additional financing for future real estate projects and to undertake future capital improvements;
•

demand for, and costs associated with, real estate development and hotel rooms, market conditions affecting the real estate industry, seasonality of resort and hotel revenues and fluctuations in operating results;

•

changes in laws and regulations applicable to us, including federal, state or local hotel, resort, restaurant or land use regulations, employment, labor or disability laws and regulations and laws governing the taxation of real estate investment trusts;

•	the impact of weather-related events or other calamities;
•	legislative/regulatory changes, including changes to laws governing the taxation of REITs;
•	failure to renew essential management contracts or business leases;

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•	competition from other hospitality companies, pricing pressures;
•	variations in lease and room rental rates;
•	litigation involving antitrust, consumer and other issues;
•	loss of any executive officer or failure to hire and retain highly qualified employees; and;
•	other factors discussed under the heading “Risk Factors” and in other filings with the SEC.

These factors and the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made or incorporated by reference in this prospectus. You should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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SELLING STOCKHOLDERS

The proceeds from the sale of the common stock offered under this prospectus are solely for the account of the selling stockholders. We will not receive any of the proceeds from any sale of shares by the selling stockholders.

The following table sets forth, for the selling stockholders as of July 27, 2007, the number of shares of common stock beneficially owned by each selling stockholder, and the number of shares that may be offered by each selling stockholder using this prospectus and each stockholder’s percentage ownership of common stock assuming the sale of all of the shares offered hereby. A person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days.

We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may not sell all or any of the shares offered by this prospectus. Consequently, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this prospectus as of the date of this prospectus will be held by the selling stockholders.

This prospectus may be amended or supplemented from time to time to add selling stockholders to or delete the names of selling stockholders from the following list or to otherwise amend or supplement the information in the table set forth below.

Name	Title	Number of Shares Beneficially Owned before Offering(1)	Shares that may be Offered	% of Outstanding Shares Beneficially Owned after Offering
Ronald W. Allen	Director	12,525	2,525	*
Karim J. Alibhai(2)	Director	25,025	2,525	*
Eric H. Bolton, Jr.	Director	2,525	2,525	*
James F. Dannhauser(3)	Director	6,692	2,525	*
Leslie R. Doggett(4)	Director	26,526	2,525	*
James B. McCurry(5)	Director	28,025	2,525	*
John J. Russell(6)	Director	25,025	2,525	*
Paul W. Whetsell(7)	Chairman of the Board of Directors	220,081	2,525	*

_________________________

*	Less than 1%
(1)

“Number of Shares Beneficially Owned before Offering” includes unvested shares of restricted stock with respect to grants made under the 2007 Plan that are not deemed to be “beneficially owned” under the Securities Act and the rules adopted thereunder.

(2)	Beneficial ownership includes 22,500 vested options.

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(3)	Beneficial ownership includes 4,167 vested options.
(4)	Beneficial ownership includes 24,001 vested options.
(5)	Beneficial ownership includes 25,500 vested options.
(6)	Beneficial ownership includes 22,500 vested options.
(7)	Beneficial ownership includes 5,000 vested options.

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MATERIAL RELATIONSHIPS WITH SELLING STOCKHOLDERS

All of the selling stockholders are our non-employee directors. The following sets forth certain material relationships we have had with the selling stockholders within the past three years.

Transactions involving our Chairman

Mr. Whetsell, our Chairman, was the Chief Executive Officer of MeriStar Hospitality Corporation until MeriStar was sold to an affiliate of The Blackstone Group in May 2006. At the time of the sale, we managed 44 hotels for MeriStar. From January 1, 2006 through the date of the sale, we earned $8.5 million of management fees and $6.1 million of termination fees from MeriStar. In 2004 and 2005, we earned $23.8 million and $23.9 million, respectively, in management and termination fees from MeriStar.

In June 2006, Mr. Whetsell formed, as its sole stockholder, CapStar Hotel Company, an owner of hospitality real estate. As approved by our board of directors, CapStar currently uses a portion of our corporate office space in Arlington, Virginia, and reimburses us for our allocated lease cost of such space along with other costs we reasonably allocate to CapStar in connection with its operations out of our offices including IT, parking and standard office supplies and services. During 2006, CapStar paid us $26,119 for the use of our space and services.

In January 2007, CapStar formed a joint venture with Lehman Brothers Inc. to acquire the Hilton Garden Inn Waltham in Waltham, Massachusetts and the Copley Square Hotel in Boston, Massachusetts. In June 2007, CapStar acquired a Courtyard by Marriott hotel in Secaucus, New Jersey from Blackstone. We agreed to continue to manage the hotel for CapStar after the acquisition for one month until Marriott International, the new manager, is able to take over as manager of the hotel. On the date each hotel was acquired, the CapStar/Lehman joint venture entered into a management agreement with us. The terms of the management agreement were approved by the corporate governance and nominating committee of our board of directors prior to our execution of the management agreements.

Property-Level Transactions with Entities Affiliated with our Directors

In March 2005, we signed management agreements to operate 22 full-service hotels owned by a joint venture of which 5.5% of the equity is owned by affiliates of Mr. Alibhai. An affiliate of Mr. Alibhai is also acting as the asset manager of the hotel portfolio. Mr. Alibhai is not involved in the asset management responsibilities of the hotels. Effective May 1, 2006, the joint venture, as permitted under the management agreements, terminated the management agreements on all but one property, the Marriott Pittsburgh Airport, which we continue to manage. In 2005 and 2006, we earned $3.1 million and $1.2 million, respectively, in management fees from properties owned by this joint venture.

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PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be made at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block transactions or crosses:
•	to underwriters for resale to the public or to institutional investors;
•	directly to the public or institutional investors;
•	through brokers, dealers or agents to the public or to institutional investors;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the New York Stock Exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

In addition, the selling stockholders may also enter into hedging and/or monetization transactions. For example, the selling stockholders may:

•

enter into transactions with a broker-dealer or affiliate of a broker-dealer or other third party in connection with which that other party will become a selling stockholder and engage in short sales of our common stock under this prospectus, in

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which case the other party may use shares of our common stock received from the selling stockholders to close out any short positions;

•	sell short our common stock under this prospectus and use shares of our common stock held by the selling stockholders to close out any short position;
•

enter into options, forwards or other transactions that require the selling stockholders to deliver, in a transaction exempt from registration under the Securities Act, shares of our common stock to a broker-dealer or an affiliate of a broker-dealer or other third party who may then become a selling stockholder and publicly resell or otherwise transfer shares of our common stock under this prospectus;

•

loan or pledge shares of our common stock to a broker-dealer or affiliate of a broker-dealer or other third party who may then become a selling stockholder and sell the loaned shares or, in an event of default in the case of a pledge, become a selling stockholder and sell the pledged shares, under this prospectus; or

•

enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling stockholders or borrowed from the selling stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post effective amendment).

The selling stockholders may also sell shares under Rule 144 or Regulation S under the Securities Act, if available, rather than under this prospectus. There can be no assurance that the selling stockholders will not transfer, devise or gift the shares of common stock by other means not described in this prospectus.

If underwriters or broker-dealers are used in an offering, the common stock offered pursuant to this prospectus may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or broker-dealers to purchase any common stock offered will be subject to certain conditions precedent and the underwriters or broker-dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concessions allowed or reallowed or paid by underwriters or broker-dealers to other broker-dealers may be changed from time to time.

The aggregate proceeds from the sale of the shares offered pursuant to this prospectus will be the purchase price of the shares less discounts and commissions, if any. We will bear the costs, expenses and fees in connection with the registration of the shares offered hereby. The

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selling stockholders will be responsible for any underwriting discounts and commissions and/or agent’s commissions in connection with their shares of our common stock sold through underwriters or broker-dealers. We will not receive any of the proceeds from the sale by the selling stockholders of their shares of our common stock covered by this prospectus.

In order to comply with the securities laws of some states, if applicable, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless they have been registered or qualified for sale or any exemption from registration or qualification requirements is available and is complied with.

Any underwriters, broker-dealers or agents that participate in the sale of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of the shares of common stock and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriters, broker-dealers or agents may be entitled, under agreements entered into with us or the selling stockholders, to indemnification against or contribution toward certain civil liabilities, including liabilities under the Securities Act. The terms of any indemnification provisions will be set forth in a prospectus supplement.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The compensation of a particular broker-dealer may be in excess of customary commissions.

Upon our being notified by a selling stockholder that any material arrangement has been entered into with an underwriter, broker-dealer or agent for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, we will file a supplement to this prospectus, if one is required, under Rule 424(b) under the Securities Act. That supplement, if required, will disclose, to the extent applicable:

•	the name of each such selling stockholder and of the participating underwriter, broker-dealer or agent;
•	the number of shares involved;
•	the price at which those shares were sold;
•	the commissions paid or discounts or concessions allowed; and
•	other facts material to the transaction.

In addition, if required by the Securities Act, we will file a supplement to this prospectus upon being notified by a selling stockholder that any successor in interest that is entitled to sell shares using this prospectus intends to sell more than 500 shares of common stock.

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We cannot assure you that any of the selling stockholders will offer for sale or sell any or all of the common stock covered by this prospectus.

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LEGAL MATTERS

The validity of the shares of common stock offered under this prospectus will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

The consolidated financial statements of Interstate Hotels & Resorts, Inc. and subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the SEC by us are incorporated by reference in this Registration Statement:

1.

The descriptions of our common stock and the rights to purchase our Series A Junior Participating Preferred Stock contained in our Registration Statement on Form 8-A filed under Section 12 of the Exchange Act on July 22, 1998 (which incorporates by reference the descriptions of our common stock and the rights set forth under the caption, “Description of Capital Stock” in our Registration Statement on Form S-1 (File No. 333-49881)), as amended by a prospectus filed on August 13, 1998 under Rule 424(b)(4) of the Securities Act of 1933, and as further amended on each of December 12, 2000, May 3, 2002 and August 2, 2002, and any amendment or report filed in the future for the purpose of updating any such descriptions;

2.	Our Annual Report on Form 10-K filed on March 16, 2007;
3.	Our Proxy Statement on Schedule 14A filed on April 27, 2007;
4.	Our Quarterly Report on Form 10-Q filed on May 10, 2007; and
5.

Our Current Reports on Form 8-K filed on January 10, 2007, January 18, 2007, January 29, 2007, March 13, 2007, March 30, 2007, April 16, 2007, April 24, 2007, May 8, 2007, May 9, 2007, May 22, 2007, May 30, 2007 and June 6, 2007.

In addition, all reports and documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred, including liabilities

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under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case of proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the Delaware General Corporation Law). Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (iii) unlawful payments of dividends, stock purchases or redemptions or (iv) transactions from which a director derives an improper personal benefit. Interstate’s certificate of incorporation contains such a provision.

Interstate Hotels & Resorts, Inc.’s bylaws provide that it will indemnify each director and each officer of Interstate against all claims and expenses resulting from the fact that he or she was an officer or director of Interstate. In addition, Interstate’s board of directors may, at its option, indemnify any other persons who are not directors or officers of Interstate but are serving, or who have served, at the request of Interstate, in similar capacities for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such. Interstate’s certificate of incorporation and bylaws contain such provisions. Interstate has obtained liability insurance covering its directors and officers for claims asserted against them or incurred by them in such capacity, including claims brought under the Securities Act.

The charter documents, operating agreements, or other governing documents of the registrant contain provisions similar to those detailed above.

Item 7.	Exemption from Registration Claimed

All of the shares of common stock issued by us to the selling stockholders who are reoffering and reselling such shares of common stock pursuant to this registration statement were issued in reliance upon the exemption from registration under Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering or Regulation S.

Item 8.	Exhibits

Exhibits

4.1	Interstate Hotels & Resorts, Inc. 2007 Equity Award Plan (incorporated by reference to Annex A to the Company’s Proxy Statement dated April 27, 2007).
4.2	Amended and Restated Certificate of Incorporation of the Company, formerly MeriStar Hotels & Resorts, Inc. (incorporated by reference to Exhibit 3.1 to the

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Company’s Form S-l/A filed with the SEC on July 23, 1998 (Registration No. 333-49881)).

4.2.1

Certificate of Amendment of the Restated Certificate of Incorporation of the Company dated September 30, 2001 (incorporated by reference to Exhibit 3.1.1 to the Company’s Form 10-K filed with the SEC on April 15, 2002).

4.2.2

Certificate of Merger of Interstate Hotels Corporation into MeriStar Hotels & Resorts, Inc. (incorporated by reference to Exhibit 3.1.2 to the Company’s Form 8-A/A filed with the SEC on August 2, 2002).

4.2.3

Certificate of Amendment of the Restated Certificate of Incorporation of the Company dated July 31, 2002 (incorporated by reference to Exhibit 3.1.3 to the Company’s Form 8-A/A filed with the SEC on August 2, 2002).

4.3

By-laws of the Company, formerly MeriStar Hotels & Resorts, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Form S-l/A filed with the SEC on July 23, 1998 (Registration No. 333-49881)).

4.3.1	Amendment to the By-laws of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Form 8-A/A filed with the SEC on August 2, 2002).
5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding the legality of the common stock.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature pages hereto).

_____________________

* Filed herewith.
Item 9.	Undertakings
(a)	The undersigned registrant hereby undertakes:

1.	To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be

34

reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that, paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.
(b)

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia, on July 27, 2007.

INTERSTATE HOTELS & RESORTS, INC.
By:	/s/ Thomas F. Hewitt
Name: Thomas F. Hewitt Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Thomas F. Hewitt, Bruce A. Riggins and Christopher L. Bennett, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange SEC any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below on July 27, 2007, by the following persons in the capacities indicated.

Signature	Title
/s/ Thomas F. Hewitt Thomas F. Hewitt	Chief Executive Officer and Director (Principal Executive Officer)

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/s/ Bruce A. Riggins Bruce A. Riggins	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Paul W. Whetsell Paul W. Whetsell	Chairman of the Board
/s/ Ronald W. Allen Ronald W. Allen	Director
Karim J. Alibhai	Director
/s/ Eric H. Bolton, Jr. Eric H. Bolton, Jr.	Director
/s/ James F. Dannhauser James F. Dannhauser	Director
Leslie R. Doggett	Director
/s/ James B. McCurry James B. McCurry	Director
/s/ John J. Russell, Jr. John J. Russell, Jr.	Director

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INDEX TO EXHIBITS

4.1	Interstate Hotels & Resorts, Inc. 2007 Equity Award Plan (incorporated by reference to Annex A to the Company’s Proxy Statement dated April 27, 2007).
4.2

Amended and Restated Certificate of Incorporation of the Company, formerly MeriStar Hotels & Resorts, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form S-l/A filed with the SEC on July 23, 1998 (Registration No. 333-49881)).

4.2.1

Certificate of Amendment of the Restated Certificate of Incorporation of the Company dated September 30, 2001 (incorporated by reference to Exhibit 3.1.1 to the Company’s Form 10-K filed with the SEC on April 15, 2002).

4.2.2

Certificate of Merger of Interstate Hotels Corporation into MeriStar Hotels & Resorts, Inc. (incorporated by reference to Exhibit 3.1.2 to the Company’s Form 8-A/A filed with the SEC on August 2, 2002).

4.2.3

Certificate of Amendment of the Restated Certificate of Incorporation of the Company dated July 31, 2002 (incorporated by reference to Exhibit 3.1.3 to the Company’s Form 8-A/A filed with the SEC on August 2, 2002).

4.3

By-laws of the Company, formerly MeriStar Hotels & Resorts, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Form S-l/A filed with the SEC on July 23, 1998 (Registration No. 333-49881)).

4.3.1	Amendment to the By-laws of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Form 8-A/A filed with the SEC on August 2, 2002).
5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding the legality of the common stock.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature pages hereto).

_____________________

*	Filed herewith.

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